Exhibit 10.21

MANAGEMENT BONUS PLAN

Broder’s executives participate in a management bonus plan. The purpose of the bonus plan is to tie a portion of each participant’s compensation to corporate goals and individual achievements. Under the bonus plan, an executive’s bonus payment is calculated using his or her bonus target percentages (expressed as a percentage of base salary) and is adjusted based on a combination of corporate and individual performance. Corporate performance is determined by a weighted average of a combination of measures, which may include revenue, operating results, net income, cash flow and imperatives depending on the department in which the executive works. Individual performance is determined by an evaluation by the board of directors of overall executive performance and the impact the executive made in implementing corporate initiatives designed to meet the Company’s objectives. Broder’s board of directors annually approves performance targets for each of the measures described above.